                  FORBEARANCE AND FIFTEENTH AMENDMENT AGREEMENT

         This FORBEARANCE AND FIFTEENTH AMENDMENT AGREEMENT (this "AGREEMENT") is entered into as of this 23rd day of June, 2000, by and among Packaging Resources Group, Inc., a Delaware corporation ("Group"), Packaging Resources Incorporated, a Delaware corporation (the "Borrower"), the lender signatories hereto ("Lenders") and LaSalle Bank National Association, a national banking association, f/k/a/ LaSalle National Bank ("LaSalle"), as agent for such Lenders (LaSalle, in such capacity "Agent"). Unless otherwise specified herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

                                    RECITALS

         WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of May 17, 1996, as amended by that certain First Amendment to Credit Agreement, dated December 12, 1996, by and among the Borrower, the Lenders and the Agent, by that certain Second Amendment to Credit Agreement, dated as of April 24, 1997, by and among the Borrower, the Lenders and the Agent, by that certain Third Amendment to Credit Agreement, dated August 27, 1997, by and among the Borrower, the Lenders and the Agent, by that certain Fourth Amendment to Credit Agreement, dated as of April 30, 1998, by and among the Borrower, the Lenders and the Agent, by that certain Fifth Amendment to Credit Agreement and First Amendment to Security Agreement, dated August 5, 1998, by and among the Borrower, the Lenders and the Agent, by that certain Sixth Amendment to Credit Agreement, dated as of February 25, 1999, by and among the Borrower, the Lenders and the Agent, by that certain Seventh Amendment to Credit Agreement, dated April 27, 1999, by and among the Borrower, the Lenders and the Agent, by that certain Eighth Amendment to Credit Agreement, dated May 18, 1999, by and among the Borrower, the Lenders and the Agent, by that certain Ninth Amendment to Credit Agreement, dated August 25, 1999, by and among the Borrower, the Lenders and the Agent, by that certain Tenth Amendment to Credit Agreement, dated October 7, 1999, by and among the Borrower, the Lenders and the Agent, by that certain Eleventh Amendment to Credit Agreement, dated as of November 15, 1999, by and among the Borrower, the Lenders and the Agent, by that certain Twelfth Amendment to Credit Agreement, dated as of February 17, 2000, by and among the Borrower, the Lenders and the Agent, by that certain Thirteenth Amendment to Credit Agreement, dated as of March 10, 2000, by and among the Borrower, the Lenders and the Agent, and by that certain Fourteenth Amendment to Credit Agreement, dated as of May 10, 2000, by and among the Borrower, the Lenders and the Agent (said Credit Agreement, as amended, is hereinafter referred to as the "Credit Agreement");

         WHEREAS, the Events of Default listed on EXHIBIT A hereto (the "EXISTING DEFAULTS") have occurred and are continuing under the Credit Agreement;

         WHEREAS, the Borrower has requested that Agent and Lenders forbear from exercising their rights against the Borrower under the Credit Agreement and the other Loan Documents on account of the Existing Defaults upon the terms and conditions set forth herein; and

         WHEREAS, Agent and Lenders have agreed to forbear and to continue to advance funds on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

         As used herein, the following terms shall have the meanings set forth below:

         "EFFECTIVE DATE" means the date on which all of the conditions precedent to the effectiveness of this Agreement set forth in SECTION 15 hereof shall have been met to the satisfaction of Agent.

         "FORBEARANCE DEFAULT" means (a) the occurrence of any breach of any representation, warranty, covenant or agreement by the Borrower under this Agreement or the Forbearance Agreement dated as of May 31, 2000 among the Borrower, Group and the holders of the Senior Notes signatory thereto (collectively, the "Consenting Noteholders") or (b) the occurrence of any Event of Default OTHER THAN the Existing Defaults.

         "FORBEARANCE PERIOD" means the period of time from the Effective Date until the occurrence of a Termination Event.

SECTION 2. CONFIRMATION OF OBLIGATIONS AND EXISTING DEFAULTS.

         (a) The Borrower acknowledges and agrees that as of June 6, 2000, the aggregate amount of the principal balance of the outstanding Obligations under the Credit Agreement included the following principal amounts:

                 Revolving Loan                              $ 24,000,000

                 Equipment Loan                              $  8,441,600

                 Total outstanding principal amount of       $ 32,441,600
                 Obligations

The foregoing amounts do not include all of the interest, fees and expenses to which Agent and Lenders are entitled. The Obligations listed above are outstanding, and the Borrower acknowledges and agrees that it has no right of offset, defense, or counterclaim with respect to such Obligations.

         (b) This Agreement constitutes notice by Agent and Lenders to the Borrower pursuant to the terms of the Credit Agreement of the occurrence of the Existing Defaults set forth on EXHIBIT A hereto. The Borrower acknowledges and agrees that such Existing Defaults have occurred and are continuing and the Borrower anticipates that such Existing Defaults will continue through the Forbearance Period.

SECTION 3. FORBEARANCE PERIOD; ACCELERATION OF OBLIGATIONS.

         (a) All rights and remedies of Agent and Lenders in connection with the Existing Defaults are reserved, but, except as otherwise specifically provided herein, Agent and Lenders agree to forbear from exercising their rights and remedies against the Borrower that arise solely as a result thereof until the earliest to occur of: (i) June 30, 2000, or (ii) the occurrence of any Forbearance Default (each of (i) and (ii), a "TERMINATION EVENT"), including, without limitation, their right to impose the default rate of interest set forth in Section 2.6(c) of the Credit Agreement based solely on the Existing Defaults and their rights set forth in Sections 10.1 and 10.2 of the Credit Agreement based solely on the Existing Defaults.

         (b) The Borrower further agrees and acknowledges that no action taken by Agent or Lenders prior to the date hereof shall: (i) create any obligation to make any further advances or to continue to defer enforcement action after a Termination Event, (ii) constitute a waiver or modification of any term or condition of the Credit Agreement or any other Loan Document, or (iii) constitute a waiver of any Event of Default, any unsatisfied condition precedent or otherwise prejudice any rights or remedies which Agent or Lenders now have or may have in the future under the Credit Agreement, the other Loan Documents, applicable law or otherwise, including, without limitation, all rights and remedies in connection with the Existing Defaults. Nothing contained herein shall in any way be deemed to limit or prevent Agent or Lenders from, upon the occurrence of a Termination Event, accelerating the Obligations, commencing any action or actions to collect the Obligations, foreclosing or otherwise realizing on the Collateral, or taking any other enforcement action against the Borrower to the extent permitted under the Loan Documents. Without limiting the generality of the foregoing, subject only to the agreement of Agent and Lenders to forbear during the Forbearance Period, Agent and Lenders expressly reserve all rights and remedies which they now have or may have in the future under the Credit Agreement, the other Loan Documents, applicable law or otherwise, including, without limitation, all rights and remedies in connection with the Existing Defaults.

SECTION 4. SALE OF THE BORROWER OR ITS ASSETS.

         To induce the forbearance described herein, the Borrower and Group hereby agree:

         (a) to use all commercially reasonable efforts to consummate a sale of all or substantially all of the assets of the Borrower or Group or a majority of the equity interests in the Borrower or Group as promptly as practicable; and

         (b) to provide Agent with reasonable access to the Borrower's investment banker and investment and financial advisors and all information in their possession concerning the proposed transaction described in clause (a) above.

SECTION 5. SPECIAL COMMITMENT PERIOD LOANS. Agent and Lenders have agreed to amend the Credit Agreement as set forth herein to, among other things, increase the advance rate on Eligible Inventory and increase the Revolving Credit Facility Commitment in exchange for, among other things, the following covenants and agreements by the Borrower. The Borrower covenants and agrees that (i) upon execution of this Agreement, Agent shall be deemed to have fully earned a special commitment fee from the Borrower in the amount of $300,000, which fee shall be paid by the Borrower to Agent at the conclusion of the Special Commitment Period and shall be non refundable; and (ii) failure of the Borrower to pay such fee when due shall be deemed an immediate Event of Default under the Credit Agreement with no cure period whatsoever.

SECTION 6. ACTIONS BY HOLDERS OF SENIOR NOTES OR INDENTURE TRUSTEE. The Borrower hereby agrees that it shall be an immediate breach of this Agreement and an immediate Event of Default under the Credit Agreement if any action is taken by any holder of Senior Notes or the indenture trustee to enforce any right or remedy under the Senior Note Documents.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

         The Borrower represents and warrants that:

         (a) the execution, delivery and performance by the Borrower of this Agreement and all documents and instruments delivered in connection herewith have been duly authorized and this Agreement and all documents and instruments delivered in connection herewith are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms;

         (b) except for the Existing Defaults, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

         (c) neither the execution, delivery and performance of this Agreement or any documents and instruments delivered in connection herewith nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of the Borrower's articles of incorporation, bylaws or other governing documents, (ii) any law or regulation, or any order or decree of any court or government instrumentality known to the Borrower, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any of its subsidiaries is a party or by which the Borrower or any of its subsidiaries or any of their property is bound; and

         (d) the Consenting Noteholders hold at least 71.6% of the outstanding principal amount of the Senior Notes.

SECTION 8. AMENDMENTS TO CREDIT AGREEMENT.

         (a) SECTION 1.1 of the Credit Agreement is hereby amended by deleting the definition of "Applicable Margin" in its entirety and replacing it with the following:

                   "APPLICABLE MARGIN" shall mean: (i) with respect to
             Eurodollar Revolving Advances, three percentage points (3%); (ii) with respect to Base Rate Revolving Advances, one and one-half percentage points (1 1/2%); (iii) with respect to Eurodollar Equipment Advances, three and one-quarter percentage points
             (3 1/4%); and (iv) with respect to Base Rate Equipment Advances, one and three-quarters percentage points (1 3/4%).

         (b) SECTION 1.1 of the Credit Agreement is hereby further amended by deleting the definition of "Borrowing Base" in its entirety and replacing it with the following:

                   "BORROWING BASE" shall mean, (a) during the Special
             Commitment Period, an amount equal to (i) the sum of (A) sixty-five percent (65%) of the Net Amount of Eligible Inventory and (B) eighty-five percent (85%) of the Net Amount of Eligible Receivables, in each case as determined by reference to and as set forth in the most recent Borrowing Base Certificate delivered to the Agent by the Borrower as of such time pursuant to Section 8.1(i) hereof, MINUS (ii) the Miner Tax Reserve (if any), MINUS
             (iii) any reserves established by Agent, in its reasonable discretion, from time to time which reserves shall be established to insure future payment of the Obligations; and (b) as of any time other than the Special Commitment Period, an amount equal to (i) the sum of sixty percent (60%) of the Net Amount of Eligible Inventory and eighty-five percent (85%) of the Net Amount of Eligible Receivables, in each case as determined by reference to and as set forth in the most recent Borrowing Base Certificate delivered to the Agent by the Borrower as of such time pursuant to
             Section 8.1(i) hereof, MINUS (ii) the Miner Tax Reserve (if any), MINUS (iii) any reserves established by Agent, in its reasonable discretion, from time to time which reserves shall be established to insure future payment of the Obligations.

         (c) SECTION 1.1 of the Credit Agreement is hereby further amended by deleting the definition of "Dominion Account" in its entirety and replacing it with the following:

                   "DOMINION ACCOUNT" shall mean lockbox account No. 1466,
             account No. 2306052, account No. 2306063 and/or account No. 5800022575 or such other accounts as designated by LaSalle Bank National Association in the name of the Agent, for its benefit and the ratable benefit of Lenders, established by the Borrower pursuant to the Agreement at LaSalle Bank National Association, over which Agent shall have sole and exclusive access and control for withdrawal purposes.

         (d) SECTION 1.1 of the Credit Agreement is hereby further amended by the following definitions after the "Fixed Charge Coverage Ratio" definition:

                   "FORBEARANCE AGREEMENT" shall mean the Forbearance and
             Fifteenth Amendment Agreement dated as of June 23, 2000 among the Borrower, Agent and Lenders.

                   "FORBEARANCE PERIOD" shall have the meaning set forth in the
             Forbearance Agreement.

         (e) SECTION 1.1 of the Credit Agreement is hereby further amended by adding the following definition after the "Solvent" definition:

                   "SPECIAL COMMITMENT PERIOD" shall mean the period commencing on the effective date of the Forbearance Agreement and ending on the earlier of the date on which the Borrower's stock or assets are sold or October 31, 2000.

         (f) SECTION 2.2(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                   Section 2.2 REVOLVING CREDIT FACILITY COMMITMENT AND
             BORROWING LIMit.

                   (a) The Revolving Loan shall not any time, when taken
             together with the Letter of Credit Usage at such time (after giving effect to any concurrent reimbursement of a Letter of Credit with the proceeds of a Revolving Advance pursuant to Section 4A.1(c) hereof) exceed the least of (i) the "Revolving Credit Facility Commitment" (as defined below), (ii) the Borrowing Base as of such time and (iii) the maximum amount permitted by the Senior Note Documents (the least of (i), (ii) and (iii) being the "Borrowing Limit"). The Revolving Credit Facility Commitment shall equal Twenty-Six Million Dollars ($26,000,000) during the Special Commitment Period, and Twenty-Four Million Dollars ($24,000,000) at all other times.

         (g) SECTION 2.2 of the Credit Agreement is hereby further amended by adding the following new SUBSECTION 2.2(d) to the end thereof:

                   (d) The Borrower hereby authorizes Agent, in Agent's sole
             discretion, to charge the Borrower's accounts or to advance Revolving Advances to make any payments of principal, interest, fees, costs and/or expenses required by this Agreement, the Forbearance Agreement, or any other Loan Document.

         (h) SECTION 2.7 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                   Section 2.7 CONVERSION OF BORROWINGS; RENEWAlS. (a) Unless
             otherwise prohibited under Section 2.10 or Section 2.11 hereof, in the sole discretion of Agent, Agent may permit the Borrower to, from time to time following the

             Closing Date and prior to the Maturity Date, convert (i) all or a portion of its outstanding Base Rate Advances to one or more Eurodollar Advances in aggregate amounts of $1,000,000 or any integral multiple of $200,000 in excess of $1,000,000, or (ii) all or a portion of its outstanding Eurodollar Advances to one or more Base Rate Advances so long as the aggregate principal balance of the portion of the Eurodollar Advances made to such Borrower not being converted, if any, is $1,000,000 or an integral multiple of $200,000 in excess of $1,000,000; PROVIDED, HOWEVER, that the Borrower shall not be entitled to convert any Eurodollar Advance, or portion thereof, to a Base Rate Advance unless all accrued interest on the Eurodollar Advance or portion thereof, as the case may be, to be converted through the date of such conversion shall have been paid in full. Each request for conversion by the Borrower of any Advance or portion thereof (other than a conversion pursuant to Section 2.10 or 2.11 hereof) shall be made not later than 11:00 a.m. (Chicago time) on a Business Day on at least three Business Days' prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing to the Agent (which shall promptly notify each Lender thereof in writing or by telephone confirmed promptly in writing) from the Borrower. Each such request (which request shall be irrevocable) shall specify (i) the date of the conversion and the amount to be converted, and the type of Advance into which such Advance is to be converted, (ii) the particular Advance, or portion thereof, to be converted, and
             (iii) in the case of conversion of any Advance, or portion thereof, to a Eurodollar Advance, the duration of the Interest Period for such Eurodollar Advance. If Agent does not consent in writing to such request within such three Business Day period, such request is deemed denied. Notwithstanding the above, the Borrower shall not be entitled to convert any Advance, or portion thereof, to a Eurodollar Advance if a Default or Event of Default shall have occurred and be continuing. Except as provided in
             Section 2.12 hereof, any conversion of a Eurodollar Advance, or portion thereof, to a Base Rate Advance shall be made only on the last day of the Interest Period with respect to such Eurodollar Advance.

                   (b) In the sole discretion of Agent, Agent may permit the
             Borrower to renew an outstanding Eurodollar Advance or portion thereof (in an amount of $1,000,000 or an integral multiple of $200,000 in excess of $1,000,000) after receipt by Agent of a notice of request for renewal by the Borrower (Agent shall notify each Lender thereof on the same day as Agent receives such notice in writing or by telephone confirmed promptly in writing) given not later than 11:00 a.m. (Chicago time) on the third Business Day prior to the last day of the Interest Period just ending for such Eurodollar Advance. Each request (which request shall be irrevocable) by the Borrower for the renewal of a Eurodollar Advance or portion thereof, shall be in writing or by telephone from an Authorized Representative of the Borrower confirmed promptly in writing and shall specify (i) the amount of such renewal of the Eurodollar Advance or portion thereof and (ii) the duration of the Interest Period for such renewal; PROVIDED, HOWEVER, that if the Borrower fails to select the duration of any Interest Period for the renewal of such Eurodollar Advance or portion thereof (in an amount of $1,000,000 or an integral multiple of $200,000 in excess of $1,000,000), the duration of such Interest Period shall be one month. If Agent does not consent in writing to such request within such three Business Day period, such request is deemed denied. Notwithstanding the above, the Borrower shall not be entitled to renew a Eurodollar Advance or a portion thereof,
             (i) if Agent has not given Borrower Agent's prior written consent, (ii) if at the time of the selection of such renewal there shall exist a Default or an Event of Default, or (ii) to the extent such renewal would be prohibited by Section 2.10 or
             2.11 hereof.

                   (c) Any Eurodollar Advance or portion thereof as to which the
             Agent shall not have (a) received a proper notice of request for conversion or renewal as provided in Section 2.7(a) or 2.7(b) hereof by 11:00 a.m. (Chicago time) at least three Business Days prior to the last day of the Interest Period just ending for such Eurodollar Advance or (b) consented to the conversion or renewal thereof in writing, shall (whether or not any Default or Event of Default has occurred) automatically be converted to a Base Rate Advance on the last day of the Interest Period for such Eurodollar Advance.

         (i) SECTION 8.16 of the Credit Agreement is hereby amended by adding the following new SUBSECTION 8.16(d) to the end thereof:


                   EBITDA: As of the last day of each fiscal month listed below,
             EBITDA shall equal or exceed the amount set forth opposite such fiscal period in the following schedule:


                  FISCAL MONTH                                 AMOUNT
                  ------------                                 ------
                  April, 2000                                  $ 1,000,000
                  May, 2000                                    $ 1,000,000
                  June, 2000                                   $ 1,200,000
                  July, 2000                                   $ 1,200,000
                  August, 2000                                 $ 1,500,000
                  and each fiscal month thereafter

         (j) SECTION 8.17 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                   Section 8.17 MAINTENANCE OF DOMINION ACCOUNT(S). (a) The
             Borrower shall direct all of its account debtors to make all payments on the Receivables directly to a post office box (the "LOCK BOX") designated by, and under the exclusive control of Agent. All payments received in the Lock Box shall be deposited into the Dominion Account(s), and the Borrower will also immediately deposit into the Dominion Account(s) all payments received by the Borrower for Inventory or services in the identical form in which such payments were received, whether by cash or check. If the Borrower, any Affiliate or Subsidiary, or any shareholder, officer, director, employee or agent of the Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with the Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Receivables or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Dominion Account(s). The Borrower agrees that all payments made to such Dominion Account(s) or otherwise received by Agent, whether in respect of the Receivables or as proceeds of other Collateral or otherwise, will be applied on account of the Obligations by Agent on a daily basis in accordance with the terms of this Agreement. The
             Borrower agrees to pay all fees, costs and expenses which Agent incurs in connection with opening and maintaining the Dominion Account(s) and depositing for collection by Agent any check or other item of payment received by Agent on account of the Obligations. All such fees, costs and expenses shall constitute Revolving Advances hereunder, shall be payable to Agent by the Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the Borrower to Agent, and, if such an endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on the Borrower's behalf. For the purposes of this Section, the Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as the Borrower's true and lawful attorney and agent-in-fact (i) to endorse the Borrower's name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Receivables of the Borrower or Goods pertaining thereto; (ii) to take control of, in any manner, any item of payment or proceeds thereof, and (iii) to have access to any lock box or postal box into which the Borrower's mail is deposited, and open and process all mail addressed to the Borrower and deposited therein.

                   (b) For purposes of calculating interest and determining the amount of Revolving Advances available for borrowing purposes, (i) checks and/or (ii) cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole against the Obligations, in such order as Agent shall determine in its sole discretion in good faith on a basis consistent with the terms and provisions of this Agreement, on the day of receipt, subject to actual collection.

         (k) SECTION 9.9 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                   Section 9.9 MANAGEMENT FEES AND OTHER PAYMENTS. Pay, directly or indirectly, any management, consulting or similar fees to, or make any other payments of any kind in respect of employment, management, consulting, servicing or similar services or in respect of any non-competition or similar agreement to, or make any other payment (excluding salary and other compensation to full-time employees in the ordinary course of business) to any officers, directors, general or limited partners of, or other management of, or any stockholders of, the Borrower or any Affiliate of the Borrower, except that (a) during each Fiscal Year prior to Fiscal Year 2000, the Borrower may pay an aggregate amount equal to the lesser of $1,000,000 or the amount permitted under the Indenture to HPH or an Affiliate thereof for management fees and services, (b) during the period from March 1, 2000 through May 31, 2000, the Borrower may pay the aggregate amount equal to the lesser of $300,000 or the amount permitted under the Indenture to HPH or an Affiliate thereof for management fees and services, (c) during the period from June 1, 2000 through February 28, 2001, the Borrower may accrue BUT NOT PAY aggregate amount equal to the lesser of $1,000,000 or the amount permitted under the Indenture to HPH or an Affiliate thereof for management fees or services and (d) during each Fiscal Year thereafter, commencing with Fiscal Year thereafter, commencing with Fiscal Year 2001, the Borrower may accrue BUT NOT PAY an aggregate amount equal to the lesser of $1,000,000 or the amount permitted under the Indenture to HPH or an Affiliate thereof for management fees and services.

SECTION 9. REFERENCE TO AND EFFECT UPON THE CREDIT AGREEMENT.

         (a) Except as specifically modified herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

         (b) The execution, delivery and effectiveness of this Agreement and all documents and instruments delivered in connection herewith shall not operate as a waiver of any right, power or remedy of Agent or Lenders under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein. Upon the effectiveness of this Agreement, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Credit Agreement as modified hereby.

SECTION 10. COSTS AND EXPENSES. As provided in Section 12.5 of the Credit Agreement, the Borrower agrees to reimburse Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with the negotiation, documentation and enforcement of this Agreement and all documents executed in connection herewith or otherwise contemplated hereby.

SECTION 11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

SECTION 12. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

SECTION 13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

SECTION 14. RECITALS INCORPORATED. The Recitals are hereby incorporated herein by reference.

SECTION 15. EFFECTIVENESS. This Agreement shall become effective only upon the satisfaction of all of the following conditions precedent on the date hereof or on such other date as is set forth below:

         (a) AGREEMENT. Executed signature pages for this Agreement signed by Agent, Lenders and the Borrower shall have been delivered to Agent.

         (b) REPRESENTATIONS. The representations and warranties contained herein shall be true and correct in all respects.

         (c) FEE. Agent shall have received from the Borrower a collateral management fee in the amount of $50,000, which shall be deemed fully earned and nonrefundable when paid.

         (d) CONSENTING NOTEHOLDERS STANDSTILL. The Consenting Noteholders and the Borrower shall have entered into a forbearance or standstill agreement through June 30, 2000, and shall have delivered to Agent an executed original of such agreement in form and substance satisfactory to Agent.

         (e) INVENTORY APPRAISAL. Agent shall have received a copy of the Hilco inventory appraisal or an inventory appraisal from another appraiser acceptable to Agent, which appraisal shall provide for a net orderly liquidation value of the Eligible Inventory equal to at least 70% of the Net Amount of the Eligible Inventory.

         (f) EQUIPMENT LOAN PREPAYMENT. Agent shall have received a prepayment of $200,000 to be applied to the principal amount of the Equipment Loan.

         IN WITNESS WHEREOF, the parties hereto hereupon set their hands as of the date first written above.


PACKAGING RESOURCES INCORPORATED,            LASALLE BANK NATIONAL ASSOCIATION,
as Borrower                                  as Agent and Lender


By:  Jerry J. Corirossi                      By: Mitch Raskey
    ----------------------------                ---------------------------
    Name:                                       Name:
          ----------------------                     ----------------------
    Title: Exec. VP-Finance &                   Title: Vice President
           Administration                            ----------------------
           ---------------------


PACKAGING RESOURCES GROUP, INC.


By:  Jerry J. Corirossi
    ----------------------------------------
    Name:  ---------------------------------
    Title: Exec. VP-Finance & Administration
           ---------------------------------

                                    EXHIBIT A

                                EXISTING DEFAULTS

         Any Defaults or Events of Default resulting from: (i) the Borrower's failure to pay interest on the Senior Notes due and payable on May 1, 2000,
(ii) the failure of Packaging Resources Group, Inc. to pay interest on its Senior Notes due and payable on May 31, 2000, (iii) the failure of the Borrower to cause an unqualified opinion of its independent public accountants to be delivered with respect to its financial statements for the Fiscal Year ended February 29, 2000, and (iv) provided that the pension plan deficiency (including, without limitation, excise taxes and other penalties) is at all times less than $1 million in the aggregate, the failure of the Borrower to make the contribution of $913,678.46 due on June 15, 2000 in respect of the Borrower's money purchase pension plan (otherwise known as the Packaging Resources Incorporated Retirement Plan) for the plan year ended September 30, 1999.